Exhibit (d)(52)

FORM OF

SCHEDULE A

To the General Research Services Agreement

Dated as of January 20, 2006

Trust	Fund
Fidelity Fixed-Income Trust	Fidelity Series Investment Grade Bond Fund

IN WITNESS WHEREOF, the undersigned have set their hands and seals this 18th day of October, 2007

[SIGNATURE LINES OMITTED]